Exhibit 99.1

Steve Madden Announces Second Quarter 2015 Results

LONG ISLAND CITY, N.Y., July 30, 2015 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter ended June 30, 2015.

For the Second Quarter 2015:

•	Net sales increased 9.4% to $323.6 million compared to $295.7 million in the same period of 2014.
•	Gross margin was 35.9% as compared to 36.2% in the same period last year.
•	Operating expenses as a percentage of sales were 25.5% compared to 23.6% of sales in the same period of 2014.
•	Operating income totaled $36.8 million, or 11.4% of net sales, compared with operating income of $40.3 million, or 13.6% of net sales, in the same period of 2014.
•	Net income was $24.5 million, or $0.40 per diluted share, compared to $28.0 million, or $0.44 per diluted share, in the prior year’s second quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased to have delivered sales and earnings results ahead of expectations in the second quarter. These results are attributable to outstanding performance in our retail segment, driven by robust comparable store sales growth of 18.5%, as well as a second consecutive quarter of mid-teens sales growth in our wholesale accessories business. As expected, sales in our wholesale footwear business excluding acquisitions were down, but we continue to see much-improved sell-through at our retail partners compared to 2014. Based on the improvement in the underlying trends in our business, we are confident in our ability to achieve our sales and earnings targets for 2015.”

Second Quarter 2015 Segment Results

Net sales for the wholesale business were $266.7 million in the second quarter compared to $249.8 million in the second quarter of 2014. Gross margin in the wholesale business decreased to 29.8% compared to 31.3% in last year’s second quarter with declines in both wholesale footwear and wholesale accessories.

Retail net sales in the second quarter were $56.9 million compared to $45.9 million in the second quarter of the prior year. Same store sales increased 18.5% for the second quarter. Retail gross margin increased to 64.5% in the second quarter of 2015 compared to 62.8% in the second quarter of 2014 as a result of decreased promotional activity.

During the second quarter, the Company opened one full price store and four outlet locations and closed two full price locations. Additionally, stevemadden.ca was launched in Canada. The Company ended the quarter with 161 company-operated retail locations, including 117 full price stores, 36 outlets, four Internet stores and four joint venture locations in South Africa.

The effective tax rate for the second quarter of 33.9% compares to 32.0% in the second quarter of the prior year.

Balance Sheet and Cash Flow

During the second quarter of 2015, the Company repurchased approximately 547,000 shares of the Company’s common stock for $21.4 million.

As of June 30, 2015, cash, cash equivalents, and current and non-current marketable securities totaled $189.6 million.

Company Outlook

For fiscal year 2015, the Company continues to expect that net sales will increase 7% to 9% over net sales in 2014. Diluted EPS for fiscal year 2015 is expected to be in the range of $1.85 to $1.95.

Conference Call Information

Interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Thursday, July 30, 2015, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 2031800, and will be available until August 30, 2015.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Report®, Big Buddha®, Brian Atwood®, Cejon®, Blondo® and Mad Love®, Steve Madden is the licensee of various brands, including Superga® for footwear in North America. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 161 retail stores (including Steve Madden’s four Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Net sales	$323,582	$295,715	$647,527	$600,339
Cost of sales	207,436	188,655	420,003	384,931
Gross profit	116,146	107,060	227,524	215,408
Commission and licensing fee income, net	3,127	3,187	7,045	6,358
Operating expenses	82,456	69,935	164,860	145,461
Impairment charge	—	—	3,045	—
Income from operations	36,817	40,312	66,664	76,305
Interest and other income, net	670	1,053	1,166	2,086
Income before provision for income taxes	37,487	41,365	67,830	78,391
Provision for income taxes	12,723	13,226	23,131	26,222
Net income	24,764	28,139	44,699	52,169
Net income (loss) attributable to noncontrolling interest	261	137	372	530
Net income attributable to Steven Madden, Ltd.	$24,503	$28,002	$44,327	$51,639

Basic income per share	$0.41	$0.45	$0.75	$0.83
Diluted income per share	$0.40	$0.44	$0.72	$0.80

Basic weighted average common shares outstanding	59,302	61,987	59,453	62,402
Diluted weighted average common shares outstanding	61,417	64,218	61,747	64,675

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	June 30, 2015	December 31, 2014	June 30, 2014
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$68,994	$81,450	$155,836
Marketable securities (current & non current)	120,639	121,644	126,830
Accounts receivables, net	218,878	194,594	202,441
Inventories	112,434	92,677	87,310
Other current assets	42,276	42,307	32,075
Property and equipment, net	70,036	68,905	59,434
Goodwill and intangibles, net	295,265	294,416	228,366
Other assets	10,119	15,242	13,201
Total assets	$938,641	$911,235	$905,493

Accounts payable	$105,431	$92,635	$125,862
Contingent payment liability (current & non current)	35,541	38,633	30,380
Other current liabilities	92,861	73,501	43,852
Other long term liabilities	32,004	36,937	25,805
Total Steven Madden, Ltd. stockholders’ equity	672,369	669,255	679,368
Noncontrolling interest	435	274	226
Total liabilities and stockholders’ equity	$938,641	$911,235	$905,493

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

Unaudited

	Six Months Ended
	June 30, 2015	June 30, 2014

Net cash provided by operating activities	$53,783	$67,813

Investing Activities
Purchases of property and equipment	(8,452)	(8,022)
Purchases / sales of marketable securities, net	(869)	(11,111)
Repayment of notes receivable	240	—
Acquisitions, net of cash acquired	(8,729)	(6,750)
Net cash used in investing activities	(17,810)	(25,883)

Financing Activities
Common stock share repurchases for treasury	(74,156)	(65,609)
Payment of contingent liability	(2,950)	(3,315)
Proceeds from exercise of stock options	19,703	1,032
Tax benefit from the exercise of stock options	8,974	1,140
Net cash used in financing activities	(48,429)	(66,752)

Net decrease in cash and cash equivalents	(12,456)	(24,439)

Cash and cash equivalents - beginning of period	81,450	180,275

Cash and cash equivalents - end of period	$68,994	$155,836

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com